$742,857,344

                           RALI Series 2006-QS4 Trust

                                 Issuing Entity

                        Residential Accredit Loans, Inc.

                                    Depositor

                         Residential Funding Corporation

                           Master Servicer and Sponsor

        Mortgage Asset-Backed Pass-Through Certificates, Series 2006-QS4

                         Supplement dated April 28, 2006
                                       to
                   Prospectus Supplement dated April 26, 2006
                                       to
                         Prospectus dated March 3, 2006

                                   ----------

      Capitalized terms used in this supplement are defined in the prospectus supplement dated April 26, 2006, to which this supplement is attached

      The prospectus supplement is hereby revised as follows:

      On page S-51, the definition of Interest Accrual Period is deleted and replaced in its entirety with the following:

            Interest Accrual Period--For all classes of certificates, other than the Class A-5, Class A-6 and Class A-12 Certificates, the calendar month preceding the month in which the distribution date occurs. The Interest Accrual Period for the Class A-5, Class A-6 and Class A-12 Certificates is the one-month period commencing on the 25th day of the month preceding the month in which the distribution date occurs and ending on the 24th day of the month in which the distribution date occurs. Notwithstanding the foregoing, the distributions of interest on any distribution date for all classes of certificates, including the Class A-5, Class A-6 and Class A-12 Certificates, will reflect interest accrued, and receipts for that interest accrued, on the mortgage loans for the preceding calendar month, as may be reduced by any Prepayment Interest Shortfall and other shortfalls in collections of interest to the extent described in this prospectus supplement.

      This supplement may be used to offer or sell the certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

      Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the certificates offered hereby and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the offered certificates, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus until ninety days following the date hereof.

Citigroup                                                         Morgan Stanley

                                  Underwriters